Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is dated as of November 18, 2014, by and between PRA Health Sciences, Inc. (f/k/a Pinnacle Holdco Parent, Inc.), a Delaware corporation (the “Company”), and Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”).

WHEREAS, the Company and KKR are parties to that certain Monitoring Agreement, dated as of September 23, 2013 (the “Monitoring Agreement”);

WHEREAS, the Company and KKR desire to terminate the Monitoring Agreement on the terms and conditions set forth in this Agreement;

WHEREAS, the Monitoring Agreement provides that the Company shall, upon termination of the Monitoring Agreement, pay in cash to KKR (i) all unpaid Advisory Fees (as defined in the Monitoring Agreement) payable to KKR thereunder and all expenses due under the Monitoring Agreement to KKR with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees (as defined in the Monitoring Agreement) that would have been payable with respect to the period from the termination date through December 31, 2023 (the “Termination Obligation”);

WHEREAS, the Company and KKR have determined the Termination Obligation to be approximately $22.7 million;  and

WHEREAS, KKR has agreed to receive a reduced fee of $11,900,000 in consideration of the termination of the Monitoring Agreement, rather than the Termination Obligation.

NOW THEREFORE, in consideration of the agreements set forth herein, the parties hereto agree as follows:

1.                                 Termination. The parties hereby terminate the Monitoring Agreement as amended and supplemented through the date hereof. The parties hereby acknowledge that the Monitoring Agreement shall be of no further force or effect, and that all rights and obligations of the parties thereunder are hereby terminated, except as specifically provided in Section 15 of the Monitoring Agreement.

2.                                 Payment. In consideration of the termination of the Monitoring Agreement, the Company will pay to KKR the aggregate sum of $11,900,000 immediately following the closing of the IPO (as defined below) by wire transfer in same-day funds to the bank account designated by KKR.

3.                                 Miscellaneous.

(a)                            This Agreement and the Monitoring Agreement contain the sole and entire agreement between the parties relating to the subject matter hereof and supersede all previous negotiations, commitments, agreements and understandings relating hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement may be modified only in a writing signed by an authorized representative of the parties.

(b)                            This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York. Each party to this Agreement irrevocably agrees that any suit, action or proceeding which may arise out of or in connection with this Agreement shall be brought in the courts of the State of New York in New York County or the courts of the United States District Court for the Southern District of New York, which shall have exclusive jurisdiction to settle any disputes arising out of or in connection with this Agreement and for such purpose each Party hereby irrevocably and unconditionally submits to the jurisdiction of such courts.

(c)                                  The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or transfer its rights, interests or obligations hereunder without the prior written consent of the other parties.

(d)                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which taken together shall constitute one and the same agreement. This Agreement and any counterpart hereof, to the extent signed and delivered by means of a facsimile machine or as a scanned electronic file, shall be treated in all manner and respects as an original agreement, counterpart or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(e)                                  This Agreement shall become effective upon the closing of the initial public offering and sale of shares of common stock of the Company (the “IPO”), and shall be of no force and effect (i) prior to the closing of the IPO and (ii) if the closing of the IPO has not been consummated within ten (10) business days from the date of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this to be executed as of the date first above written.

PRA HEALTH SCIENCES, INC.

By:	/s/ Timothy McClain
Name: Timothy McClain
Title: Vice President of Legal Affairs

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ David Sorkin
Name: David Sorkin
Title: Secretary